Exhibit 3.9

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF INCORPORATION

OF

GERSON LEHRMAN GROUP, INC.

Gerson Lehrman Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify, pursuant to Section 103 of the Delaware General Corporation Law (the “DGCL”) that:

First: The Corporation filed the Certificate of Incorporation of the Corporation (the “Certificate”) with the Office of the Secretary of State of the State of Delaware on January 27,2000 and the Certificate requires correction as permitted by Section 103 of the DGCL.

Second: The Certificate is inaccurate in that it failed to state the name of the county where the Corporation’s registered office was located, as required by Section 102(a)(2) of the DGCL. The first sentence of Article II reads in its entirety as follows:

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

Third: The Certificate is hereby corrected by deleting the first sentence of Article II and replacing it with following:

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on the date set forth below.

GERSON LEHRMAN GROUP, INC.

By:	/s/ Alexander Saint-Amand
Name:	Alexander Saint-Amand
Title:	Chief Executive Officer

Date:	6.28.2016

[Signature page to Certificate of Correction relating to Amended and Restated Certificate of Incorporation]